Exhibit 99.1
THORATEC AND HEARTWARE RECEIVE REQUEST FOR ADDITIONAL
INFORMATION FROM FEDERAL TRADE COMMISSION
     (Pleasanton, CA/Framingham, MA/Sydney, Australia), March 26, 2009 — Thoratec Corporation (NASDAQ: THOR), a leader in device-based mechanical circulatory support therapies to save, support and restore failing hearts, and HeartWare International, Inc. (NASDAQ: HTWR; ASX: HIN), which develops and manufactures miniaturized implantable heart pumps, announced today that they each received a Request for Additional Information, or a “second request,” from the United States Federal Trade Commission (“FTC”) in connection with the FTC’s review of Thoratec’s proposed acquisition of HeartWare International under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Act”). This second request from the FTC is a standard part of the full regulatory process.
     The transaction, which was announced on February 13, 2009, is subject to approval of HeartWare’s stockholders and satisfaction of other customary closing conditions, including expiration or termination of the waiting period under the Act. The effect of the second request is to extend the waiting period imposed by the Act until thirty days after Thoratec and HeartWare have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. The companies are gathering information to respond promptly to the second request and are cooperating fully with the FTC in connection with its review. Both companies expect the transaction to close in the second half of 2009.
About Thoratec Corporation
     Thoratec is a leader in therapies to address advanced-stage heart failure. The company’s product lines include the Thoratec® VAD (Ventricular Assist Device) and HeartMate® LVAS (Left Ventricular Assist System) with more than 12,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) Division supplies point-of-care blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.
     Thoratec, the Thoratec logo, HeartMate and HeartMate II are registered trademarks of Thoratec Corporation, and IVAD is a trademark of Thoratec Corporation.
About HeartWare International, Inc.
     HeartWare International develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs) to treat patients suffering from advanced heart failure. Heartware’s HVAD™ pump is the only full-output pump designed to be implanted in the chest. HeartWare has completed an international clinical trial for the device involving five investigational centers in Europe and Australia. The device is currently the subject of a 150-patient clinical trial in the United States for a bridge-to-transplantation indication.
Use of Forward-Looking Statements
     This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “believes,” “views,” “expects,” “projects,” “hopes,” “could,” “will,” “intends,” “should,” “estimate,” “would,” “may,” “anticipates,” “plans” and other similar words. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information, and are based on Thoratec’s current expectations, estimates, forecasts and projections. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Failure of HeartWare’s stockholders to approve the proposed transaction; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Thoratec and HeartWare generally, including those set forth in the filings of Thoratec and HeartWare with the Securities and Exchange Commission (the “SEC”), especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, their current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions or updates to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
Additional Information and Where You Can Find It
     Thoratec will file a Registration Statement on Form S-4 containing a proxy statement/prospectus and other documents concerning the proposed acquisition and HeartWare will file a proxy statement and other documents concerning the acquisition, in each case with the SEC. Investors are urged to read the proxy statement/prospectus when it becomes available and other relevant documents filed with the SEC because they will contain important information. Security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Thoratec and HeartWare with the SEC at the SEC’s web site at http://www.sec.gov. The proxy statement/prospectus and other documents may also be obtained for free by contacting Thoratec Investor Relations by e-mail at ir@thoratec.com or by telephone at 925-847-8600 or by contacting HeartWare Investor Relations by e-mail at enquiries@heartware.com.au or by telephone at 61 2 9238 2064.

     Thoratec, HeartWare and their respective directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in HeartWare of its directors and executive officers is set forth in HeartWare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on February 26, 2009. Information concerning Thoratec’s directors and executive officers is set forth in Thoratec’s proxy statement for its 2008 Annual Meeting of Shareholders, which was filed with the SEC on April 16, 2008. This document is available free of charge at the SEC’s web site at www.sec.gov or by going to Thoratec’s Investors page on its corporate web site at www.Thoratec.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of HeartWare stockholders or Thoratec shareholders, generally will be set forth in the proxy statement/prospectus when it is filed with the SEC.
Contact Information

Thoratec Contacts

David Smith Executive Vice President, Chief Financial Officer Thoratec Corporation (925) 847-8600	Neal B. Rosen Ruder-Finn (415) 692-3058

HeartWare Contacts

www.heartware.com Howard Leibman Director Corporate Development HeartWare International, Inc. Email. howard.leibman@heartware.com.au Tel. +61 2 9238 2064	U.S. Investor Relations Matt Clawson Partner Allen & Caron, Inc. Email. matt@allencaron.com Tel. +1 949 474 4300